Exhibit 99.1

Steve Madden To Acquire Canadian Licensee

LONG ISLAND CITY, N.Y., January 20, 2012 — Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced that it has signed a definitive agreement to acquire substantially all the assets of privately held Steve Madden Canada Inc., Steve Madden Retail Canada Inc., Pasa Agency Inc. and Gelati Imports Inc. (together, “SM Canada”). As Steve Madden’s Canadian licensee, SM Canada markets Steve Madden products in Canada on a wholesale basis as well as in Steve Madden-branded retail stores.

The purchase is a cash transaction for approximately $29 million, subject to a working capital adjustment, plus certain earn-out provisions based on financial performance through March 31, 2017. The transaction is expected to be accretive, contributing approximately $0.05 - $0.07 in diluted EPS in 2012.

Founded in 1995 by Thomas Alberga, SM Canada’s sole business is operating as the licensee for Steve Madden in Canada for wholesale and retail distribution of footwear and accessories under Steve Madden’s various brand names. SM Canada currently operates 7 Steve Madden-branded retail stores. Net sales for SM Canada for the twelve months ended July 31, 2011 totaled approximately $32 million (unaudited).

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “Canada is a strong and growing market for the Steve Madden brand. Upon the completion of this transaction, we intend to enhance our presence in major department stores and specialty stores, expand our portfolio of Steve Madden stores and further build the infrastructure to support a growing business. Tommy Alberga and his team have been instrumental in building the business in Canada, and we look forward to our continued partnership as we enter the next stage of growth in Canada.”

Thomas Alberga, founder and Chief Executive Officer of SM Canada, stated, “Since establishing SM Canada in 1995, we have achieved great success in developing the Steve Madden business in this market. I believe that with the additional investment we will have the opportunity to further capitalize on this strong growth opportunity, and I look forward to working with the Steve Madden team in building upon the brand’s strong momentum in Canada.”

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Stevies, Betsey Johnson, Betseyville, Report, Report Signature, R2 by Report, Big Buddha, Wild Pair and Cejon, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts, Elizabeth and James, Superga, l.e.i. and GLO for footwear and Daisy Fuentes for handbags. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 84 retail stores (including the Company’s online store). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance and bedding and bath products.

Investor Contacts:
ICR, Inc.
Investor Relations
Jean Fontana
203-682-8200
www.icrinc.com